Exhibit 99.1

April 17, 2013

Cereplast Reports Preliminary First Quarter 2013 Revenue Results: Exceeds Revenue for Entire 2012 Fiscal Year

EL SEGUNDO, Calif., Apr. 17, 2013 — Cereplast, Inc. (OTCQB: CERP) (the “Company”), a leading manufacturer of proprietary biobased, compostable and sustainable bioplastics, today announced preliminary revenue for the first quarter ended March 31, 2013. Cereplast expects to report 2013 first quarter revenue of approximately $900,000 to $1 million, exceeding total revenue for the entire 2012 fiscal year.

According to management, approximately 65% of this revenue was generated in Italy due to the demand created by the recently published Application Decree, which requires merchants to discontinue the use of traditional single-use plastic bags in favor of bioplastic bags or other alternatives. Sanctions for non-compliance will be enforced beginning the end of May 2013 and management estimates that as a result, the Company will experience an increase in demand for its Cereplast Compostables® blown film resins during the second half of 2013 as merchants are forced to transition to bioplastic alternatives.

Based on certain provisions, including current competition, current production capacity, a full production staff and sufficient working capital, management estimates that the Company’s total addressable opportunity for Italy alone exceeds $50 million annually out of a total addressable market for compostable blown film grades in the country that exceeds $500 million per year.

Cereplast Chairman and CEO Mr. Frederic Scheer commented, “We are pleased with our encouraging preliminary revenue results during the first quarter of 2013 and are optimistic for the remainder of 2013. In Italy alone, we conservatively estimate our market opportunity to be approximately $50 million. Additionally, we expect other European nations to enact similar mandates which will exponentially increase our opportunity in Europe. We are excited about these favorable trends and will provide future updates as significant events occur.

About Cereplast, Inc.

Cereplast, Inc. (OTCQB:CERP) designs and manufactures proprietary biobased, sustainable bioplastics which are used as substitutes for traditional plastics in all major converting processes - such as injection molding, thermoforming, blow molding and extrusions - at a pricing structure that is competitive with traditional plastics. On the cutting-edge of biobased plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® resins are ideally suited for single-use applications where high biobased content and compostability are advantageous, especially in the food service industry. Cereplast Sustainables® resins combine high biobased content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast and Youtube.com/Cereplastinc.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

Cereplast, Inc.

Public Relations

Nicole Robertson

(310) 615-1900 x154

nrobertson@cereplast.com

Investor Relations:

Alliance Advisors, LLC

Alan Sheinwald

914-669-0222

asheinwald@allianceadvisors.net

Valter Pinto

914-669-0222 x201

valter@allianceadvisors.net

www.AllianceAdvisors.net